Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports First Quarter 2018 Earnings; Year-Over-Year Revenue Growth in All Segments

First-Quarter Highlights:

•	Total company revenue up 13 percent year-over-year

•	Consolidated operating earnings declined 36 percent from prior year

•	Net earnings per diluted share totaled $0.37

•	Cash flow from operations increased 38 percent from prior year to $173 million

•	Full-year 2018 net earnings outlook unchanged

OVERLAND PARK, Kan. (May 1, 2018) – Compass Minerals (NYSE: CMP) reported net earnings of $12.6 million, or $0.37 per diluted share, for the quarter, compared to earnings of $21.5 million, or $0.63 per diluted share, in the prior-year period. While first-quarter 2018 revenue grew 13 percent from 2017 results, increased costs in the Salt and Plant Nutrition North America segments drove a 36 percent decline in operating earnings.

“We are encouraged by the return of winter weather both in the U.K. and North America as well as stable conditions in our agriculture markets, which have resulted in revenue growth for the company,” said Fran Malecha, Compass Minerals’ president and CEO. “With better deicing market fundamentals expected in the salt business as well as our strengthened portfolio of specialty plant nutrients and strong commercialization platform, we are poised to drive continued top-line growth for the rest of the year. In addition we are working diligently to improve our operations and increase our profitability.”

Compass Minerals Reports First Quarter Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three Months Ended March 31,
	2018	2017
Sales	$437.9	$387.8
Operating earnings	$26.6	$41.4
Operating margin	6.1%	10.7%
Net earnings	$12.6	$21.5
Diluted earnings per share	$0.37	$0.63
EBITDA(1)	$65.0	$69.9
Adjusted EBITDA(1)	$60.8	$69.8

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY (segment financial results tables located at end of press release)
First-quarter salt segment revenue rose 15 percent, or $41.1 million, from prior-year first-quarter results to $315.9 million, due to a 22 percent increase in highway deicing revenue offset partially by a 2 percent decline in consumer and industrial revenue. A strong winter in the U.K. and a return to more typical winter weather in North America pushed sales volumes of highway deicing products up 22 percent from prior-year results, while average selling prices for these products were essentially unchanged from first-quarter 2017 results. Consumer and industrial revenue was negatively impacted by lower sales volumes, partially offset by improved average selling prices.

Salt segment operating earnings totaled $34.1 million, compared to $45.4 million in the first quarter of 2017. Earnings for this segment were pressured by increased logistics costs as well as higher-cost carryover inventory produced last year and sold in the first quarter of 2018. Approximately $20 million in increased logistic and production costs primarily resulted from the ceiling fall incident at the Goderich mine last year, which led the company to use rock salt from its Louisiana mine to serve customers in the Great Lakes region in the first quarter.

Winter Weather Effect
Winter weather events in the first quarter in North America were approximately 11 percent above the 10-year average; however, due to the geographic focus of winter weather this year, our sales

Compass Minerals Reports First Quarter Earnings

benefited only modestly. As a result, we are reporting a moderate benefit from winter for the first quarter and the full 2017-2018 winter season impact was negligible.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter Season(1)
	2018	2017	2018	2017
Favorable (unfavorable) to average weather: Sales	$15 to $20	($30) to ($35)	Negligible	($30) to ($35)
Operating earnings	$4 to $8	($14) to ($18)	Negligible	($14) to ($18)

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

Goderich mine update
On April 27, 2018, a strike began at the company’s mine in Goderich, Ontario. The company has been in negotiations with the union since early March 2018 with the goal of reaching a negotiated agreement that represents the mine’s current operational environment with continuous mining and continuous haulage. The company has implemented contingency plans and expects to safely operate the mine at or near its planned operating rates for the balance of 2018.

PLANT NUTRITION BUSINESS SUMMARY
Although wet and cold weather resulted in delays in the application of some fertilizer products in North America, sales volumes and revenues of our specialty plant nutrients outpaced prior-year results in both North and South America.

The Plant Nutrition North America segment generated revenue of $52.9 million in the first quarter of 2018, which was an 8 percent increase from 2017 first-quarter results. Sales volumes for the segment rose 10 percent from prior-year results, while average selling prices declined
2 percent, primarily driven by a lower-priced sales mix within micronutrients when compared to the prior year.

Operating earnings for the Plant Nutrition North America segment declined $2.7 million year-over-year to $4.9 million. In addition to lower average selling prices in the first quarter, increases in production costs contributed to the decline and reduced operating margin to 9.3 percent. The increase in production costs primarily resulted from an increase in depreciation associated with

Compass Minerals Reports First Quarter Earnings

the commissioning of new production assets at the company's Ogden, Utah, sulfate of potash (SOP) plant and higher-cost carryover inventory compared to the prior year.

The Plant Nutrition South America segment reported an 8 percent increase in revenue driven by a 10 percent improvement in agriculture revenue and a 5 percent improvement in chemical solutions revenue. In local currency, segment revenue grew 11 percent year-over-year, with agriculture revenue increasing 13 percent and chemical solutions revenue up 8 percent.

The improved agriculture sales resulted from a 2 percent year-over-year increase in sales volumes and an 8 percent increase in average selling price as customers purchased more higher-value products in the 2018 quarter compared to the prior year. Sales volumes of chemical solutions increased 10 percent, while average selling prices declined 4 percent primarily due to shifts in product sales mix.

Plant Nutrition South America operating earnings of $0.8 million were ahead of internal expectations for the 2018 first quarter, which is typically the lowest earnings quarter of the year. First-quarter 2017 operating earnings totaled $1.8 million, which included a $1.9 million benefit related to the finalization of the Produquímica purchase price. EBITDA for the quarter increased 27 percent from 2017 results when excluding the prior-year benefit.

OTHER FINANCIAL HIGHLIGHTS
Cash flow from operations increased 38 percent to $173 million from first-quarter 2017 results, primarily due to improvements in working capital.

Sales, general and administrative expense decreased 3 percent year-over-year and represented 8.9 percent of total revenue compared to 10.4 percent in the first quarter of 2017. This decline was primarily attributable to the impact of a restructuring plan introduced in July 2017 designed to reduce ongoing costs and further streamline the organization.

Other income in the first quarter of 2018 totaled $4.2 million compared to $0.1 million in the year-ago quarter. This increase was driven by interest income and gains in foreign exchange.

Compass Minerals Reports First Quarter Earnings

OUTLOOK
With snow events in our served markets in North America continuing into April and strong demand in the U.K., the company expects second-quarter 2018 salt revenue to increase from prior-year results. Anticipated improvements in mining rates are expected to drive better margin performance going forward. In addition, we anticipate the increase in winter weather in the 2017-2018 season is likely to result in favorable market dynamics for salt producers in the upcoming North American highway deicing bid season.

While the Plant Nutrition North America segment reported volume and revenue growth in the first quarter, sales in the second quarter are expected to be pressured by the shortened planting season due to inclement weather in North America. Lower sales, particularly of micronutrients, in addition to the continued impact of increased depreciation are expected to result in operating margins similar to first quarter 2018 results.

The outlook for Plant Nutrition South America remains unchanged as better agriculture market fundamentals and improving economic conditions are expected to support continued revenue and earnings growth.

Compass Minerals Reports First Quarter Earnings

2018 OUTLOOK: FULL YEAR EPS - $2.75 to $3.25
	2Q18	FY18
Salt Segment
Volume		11.8 million to 12.6 million tons
Revenue	$105 million to $120 million
Operating earnings margin	12% to 14%
Plant Nutrition North America Segment
Volume		320,000 to 350,000 tons
Revenue	$40 million to $50 million
Operating earnings margin	8% to 10%
Plant Nutrition South America Segment
Volume		700,000 to 900,000 tons
Revenue	$70 million to $80 million
Operating earnings margin	2% to 3%
Corporate
Corporate and other expense		~$59 million
Interest expense		~$57 million
Depreciation, depletion and amortization		~$140 million
Capital expenditures		less than $100 million
Effective tax rate		~25%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 2, 2018, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 3347977. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at www.compassminerals.com/investorrelations.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Compass Minerals Reports First Quarter Earnings

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

Compass Minerals Reports First Quarter Earnings

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about market fundamentals, conditions and dynamics; the company’s ability to drive growth, improve operations and increase profitability; Goderich mine operating rates; mining rates; margin performance; weather; economic conditions; and the company’s outlook for the second quarter of 2018 and the full year of 2018, including its expectations regarding earnings per share (“EPS”), volumes, revenue, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) strikes, other forms of work stoppage or slowdown or other union activities, including the Goderich mine strike, the length of the Goderich mine strike, any inability to successfully implement the company's contingency plans and any costs associated with ongoing negotiations or any final agreement with the union, (v) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (vi) any inability by the company to successfully implement its cost savings initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,
	2018	2017
Sales	$315.9	$274.8
Operating earnings	$34.1	$45.4
Operating margin	10.8%	16.5%
EBITDA(1)	$48.8	$58.3
EBITDA(1) margin	15.4%	21.2%
Sales volumes (in thousands of tons):
Highway deicing	4,262	3,491
Consumer and industrial	502	542
Total salt	4,764	4,033
Average sales prices (per ton):
Highway deicing	$55.24	$55.25
Consumer and industrial	$160.26	$151.25
Total salt	$66.32	$68.14

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2018	2017
Reported GAAP segment operating earnings	$34.1	$45.4
Depreciation, depletion and amortization	14.7	12.9
Segment EBITDA	$48.8	$58.3
Segment sales	315.9	274.8
Segment EBITDA margin	15.4%	21.2%

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2018	2017
Sales	$52.9	$49.2
Operating earnings	$4.9	$7.6
Operating margin	9.3%	15.4%
EBITDA(1)	$16.2	$16.5
EBITDA(1) margin	30.6%	33.5%
Sales volumes (in thousands of tons)	87	79
Average sales price (per ton)	$610	$624

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2018	2017
Reported GAAP segment operating earnings	$4.9	$7.6
Depreciation, depletion and amortization	11.3	8.9
Segment EBITDA	$16.2	$16.5
Segment sales	52.9	49.2
Segment EBITDA margin	30.6%	33.5%

Compass Minerals Reports First Quarter Earnings

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2018	2017
Sales	$66.3	$61.3
Operating earnings	$0.8	$1.8
Operating margin	1.2%	2.9%
EBITDA(1)	$6.6	$7.1
EBITDA(1) margin	10.0%	11.6%
Sales volumes (in thousands of tons)
Agriculture	61	60
Chemical solutions	79	72
Total sales volumes	140	132
Average sales prices (per ton):
Agriculture	$646	$599
Chemical solutions	$339	$354
Total Plant Nutrition South America	$473	$465

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2018	2017
Reported GAAP segment operating earnings	$0.8	$1.8
Depreciation, depletion and amortization	5.9	5.3
Loss in equity method investee	(0.1)	—
Segment EBITDA	$6.6	$7.1
Segment sales	66.3	61.3
Segment EBITDA margin	10.0%	11.6%

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2018	2017
Net earnings	$12.6	$21.5
Interest expense	13.7	13.7
Income tax expense	4.4	6.3
Depreciation, depletion and amortization	34.3	28.4
EBITDA	$65.0	$69.9
Adjustments to EBITDA:
Other income, net(1)	(4.2)	(0.1)
Adjusted EBITDA	$60.8	$69.8

(1)	Primarily includes interest income and foreign exchange gains and losses.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,
	2018	2017
Sales	$437.9	$387.8
Shipping and handling cost	120.1	93.7
Product cost	252.4	212.5
Gross profit	65.4	81.6
Selling, general and administrative expenses	38.8	40.2
Operating earnings	26.6	41.4
Other expense (income):
Interest expense	13.7	13.7
Net loss in equity investee	0.1	—
Other, net	(4.2)	(0.1)
Earnings before income taxes	17.0	27.8
Income tax expense	4.4	6.3
Net earnings	$12.6	$21.5
Basic net earnings per common share	$0.37	$0.63
Diluted net earnings per common share	$0.37	$0.63
Cash dividends per share	$0.72	$0.72
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,836	33,802
Diluted	33,836	33,803

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 163,000 and 157,000 weighted participating securities for the three months ended March 31, 2018 and March 31, 2017, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$44.5	$36.6
Receivables, net	275.0	344.5
Inventories	217.2	289.9
Other current assets	59.8	66.5
Property, plant and equipment, net	1,124.8	1,138.1
Intangible and other noncurrent assets	691.5	695.4
Total assets	$2,412.8	$2,571.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$32.3	$32.1
Other current liabilities	218.8	235.9
Long-term debt, net of current portion	1,218.2	1,330.4
Deferred income taxes and other noncurrent liabilities	274.4	278.0
Total stockholders' equity	669.1	694.6
Total liabilities and stockholders' equity	$2,412.8	$2,571.0

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$173.0	$125.2

Cash flows from investing activities:
Capital expenditures	(23.0)	(21.0)
Other, net	(0.6)	(1.3)

Net cash used in investing activities	(23.6)	(22.3)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	63.8	18.3
Principal payments on revolving credit facility borrowings	(186.2)	(101.7)
Proceeds from issuance of long-term debt	16.0	10.9
Principal payments on long-term debt	(5.6)	(21.3)
Acquisition-related contingent consideration payment	—	(14.7)
Dividends paid	(24.5)	(24.4)
Deferred financing costs	(0.3)	—
Proceeds received from stock option exercises	—	0.2
Other, net	—	0.7

Net cash used in financing activities	(136.8)	(132.0)
Effect of exchange rate changes on cash and cash equivalents	(4.7)	0.6
Net change in cash and cash equivalents	7.9	(28.5)
Cash and cash equivalents, beginning of the year	36.6	77.4

Cash and cash equivalents, end of period	$44.5	$48.9